Exhibit 10.1

FORM OF RESTRICTED STOCK UNIT AGREEMENT

H.B. FULLER COMPANY

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Under the Year 2000 Stock Incentive Plan)

THIS AGREEMENT, dated as of December 1, 2005, is entered into between H.B. Fuller Company, a Minnesota corporation (the “Company”), and                     , an employee of the Company or an affiliate of the Company (“Participant”).

WHEREAS, the Company, pursuant to the H.B. Fuller Company Year 2000 Stock Incentive Plan (the “Plan”), wishes to award to Participant Restricted Stock Units, representing the right to receive shares of common stock, par value $1.00 per share, of the Company (“Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Agreement and the Plan;

NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto hereby agree as follows:

1. Award of Restricted Stock Units.

The Company, effective as of the date of this Agreement, hereby grants to Participant an award of                     Restricted Stock Units, each Restricted Stock Unit representing the right to receive one share of Common Stock on such date as set forth herein, plus an additional amount pursuant to Section 2(b) hereof, subject to the terms and conditions set forth in this Agreement.

2. Rights of Participant with Respect to the Restricted Stock Units.

(a) No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 3 hereof.

(b) Dividend Equivalents. As long as Participant holds Restricted Stock Units granted pursuant to this Agreement, the Company shall credit to Participant, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of Restricted Stock Units (“Additional Restricted Stock Units”) equal to the total number of whole Restricted Stock Units and Additional Restricted Stock Units previously credited to Participant under this Agreement multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date, divided by the Fair Market Value of a share of Common Stock on such date. Any fractional Restricted Stock Unit resulting from such calculation shall be included in the Additional Restricted Stock Units. A report showing the number of Additional Restricted Stock Units so credited shall be sent to Participant periodically, as determined by the Company. The Additional Restricted Stock Units so credited shall be subject to the same terms and conditions as the Restricted Stock Units granted pursuant to this Agreement and the Additional Restricted Stock Units shall be forfeited in the event that the Restricted Stock Units with respect to which the dividend equivalents were paid are forfeited.

(c) Issuance of Shares; Conversion of Restricted Stock Units. No shares of Common Stock shall be issued to Participant prior to the date on which the Restricted Stock Units vest, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 3 hereof. Neither this Section 2(c) nor any action taken pursuant to or in accordance with this Section 2(c) shall be construed to create a trust of any kind. After any Restricted Stock Units vest pursuant to Section 3 hereof, the Company shall promptly cause to be issued, in either certificated or uncertificated form, shares of Common Stock registered in Participant’s name or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole Restricted Stock Units and any Additional Restricted Stock Units and shall cause such certificated or uncertificated shares to be delivered to Participant or Participant’s legal representatives, beneficiaries or heirs, as the case may be, no later than March 15 of the calendar year following the calendar year in which the Restricted Stock Units vest and the restrictions with respect to such Restricted Stock Units lapse. The value of any fractional Restricted Stock Unit shall be paid in cash at the time certificated or uncertificated shares are delivered to Participant in payment of the Restricted Stock Units and any Additional Restricted Stock Units.

3. Vesting; Forfeiture.

(a) Vesting. Subject to the terms and conditions of this Agreement, the Restricted Stock Units shall vest in full and the restrictions with respect to the Restricted Stock Units shall lapse if Participant remains continuously employed by the Company or an Affiliate of the Company until December 1, 2008.

(b) Early Vesting. Notwithstanding the vesting provision contained in Section 3(a) above, but subject to the other terms and conditions set forth herein, upon the occurrence of a “Change in Control” (as defined below) or in the event of Participant’s death, permanent disability, normal retirement at age 65 or older, Participant or Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall become immediately vested in all of the Restricted Stock Units, and the restrictions with respect to the Restricted Stock Units shall lapse, as of the date of such Change in Control, death, permanent disability, or retirement.

(c) For the purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon any of the following events:

(1)	a public announcement (which, for purposes hereof, shall include, without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the voting power of the Company then outstanding;

(2)	the individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board);

(3)	the approval of the shareholders of the Company of (i) any consolidation, merger or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the voting power of the Company then outstanding or the combined voting power of the surviving entity’s then outstanding voting securities; (ii) any sale, lease, exchange or other transfer in one transaction or series of related transactions substantially all of the assets of the Company; or (iii) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

(4)	a determination by a majority of the members of the Incumbent Board, in their sole and absolute discretion, that there has been a Change in Control of the Company.

(d) Forfeiture. If Participant ceases to be employed by the Company or an Affiliate of the Company for any reason other than those specified in Section 3(b) hereof prior to the vesting of the Restricted Stock Units pursuant to Section 3(a) hereof, Participant’s rights to all of the Restricted Stock Units shall be immediately and irrevocably forfeited, including the right to receive any Additional Restricted Stock Units.

4. Restrictions on Transfer.

The Restricted Stock Units shall not be transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the Restricted Stock Units upon the death of Participant. Each right under this Agreement shall be exercisable during Participant’s lifetime only by Participant or, if permissible under applicable law, by Participant’s legal representative. The Restricted Stock Units and any rights under this Agreement may not be sold, assigned, transferred, pledged, alienated, attached or otherwise encumbered and any purported sale, assignment, transfer, pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company or any Affiliate.

5. Income Tax Matters.

In order to comply with all applicable federal, foreign, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, foreign, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Upon vesting of the Restricted Stock Units and the lapse of the restrictions with respect to the Restricted Stock Units under the terms of this Award Agreement, Participant shall be obligated to pay any applicable withholding taxes arising from such vesting and lapse of restrictions. Unless the Company receives an irrevocable written instruction, addressed to the attention of the Secretary of the Company, from Participant prior to the date that the Restricted Stock Units vest and the restrictions lapse, the Company shall automatically withhold as payment the number of shares of Common Stock, determined by the Fair Market Value at the date of such vesting and lapse of restrictions, required to pay the applicable withholding taxes. The Company shall not be required to deliver any fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value (as of the date the Restricted Stock Units vest and the restrictions lapse) of such fractional share.

6. Securities Matters.

No shares of Common Stock shall be issued pursuant to this Agreement prior to such time as counsel to the Company shall have determined that the issuance of such shares will not violate any securities or other laws, rules or regulations. The Company shall not be required to deliver any shares of Common Stock until the requirements of any applicable securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

7. Adjustments.

In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of shares subject to the Restricted Stock Units.

8. General Provisions.

(a) Interpretations. This Agreement is subject in all respects to the terms of the Plan. Terms used herein which are defined in the Plan shall have the respective meanings ascribed to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final and conclusive upon all parties in interest.

(b) No Right to Employment. The grant of the Restricted Stock Units shall not be construed as giving Participant the right to be retained as an employee of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss Participant from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

(c) Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(d) Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction under any law deemed to be applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law, or if it cannot be so construed or amended without, in the determination of the Committee, materially altering the purpose or intent of this Agreement, such provision shall be stricken as to such jurisdiction or this Agreement, and the remainder of this Agreement shall remain in full force and effect.

(e) Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota will govern all questions concerning the validity, construction and effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

H.B. FULLER COMPANY

By:

Participant

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